Exhibit 10.6

Transfer Agency and Service Agreement

This Agreement is made as of December 21, 2023 by and between each exchange-traded fund set forth on Schedule A hereto (each such exchange-traded fund and each exchange-traded fund made subject to this Agreement in accordance with Section 12 below shall hereinafter be referred to as a “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “State Street” or the “Transfer Agent”).

WHEREAS, the Trust is authorized to issue common units of beneficial interest (“Shares”);

WHEREAS, the Trust is an exchange-traded fund that is registered with the U.S. Securities and Exchange Commission ("SEC") by means of a registration statement on Form S-1 or Form S-3, as applicable (each, a "Registration Statement") under the Securities Act of 1933, as amended ("1933 Act");

WHEREAS, WisdomTree Digital Commodity Services, LLC serves as the sponsor of the Trust (the “Sponsor”);

WHEREAS, the Trust will issue and redeem Shares only in aggregations of Shares known as “Baskets” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the Trust and the Sponsor, subject to acceptance by the Transfer Agent, are eligible to place orders for Baskets with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”) or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, the Trust desires to appoint Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Baskets and dividend disbursing agent of the Trust. In the event that the Sponsor establishes one or more additional Trust(s) with respect to which such Trust desires to retain the Transfer Agent to act as transfer agent, dividend disbursing agent and agent in connection with certain other activities hereunder, the Trust(s) shall notify the Transfer Agent in writing. Upon written acceptance by the Transfer Agent, such Trust(s) shall become subject to the provisions of this Agreement to the same extent as the existing Trusts, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Trust in writing by such Trust and the Transfer Agent at the time of the addition of such Trust.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Trust and the Transfer Agent, the Transfer Agent shall:

(i)	establish each Authorized Participant’s account in the Trust on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;

(ii)	receive and process orders for the purchase of Baskets from the Sponsor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust as identified by the Trust (the “Custodian”);

(iii)	generate or cause to be generated and transmitted confirmation of receipt of such purchase orders to the Authorized Participants and, if applicable, transmit appropriate trade instruction to the National Securities Clearance Corporation (“NSCC”);

(iv)	receive and process redemption requests and redemption directions from the Sponsor or the Trust and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;

(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Sponsor or the Trust ;

(vii)	prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust;

(viii)	record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of the Trust which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)	maintain and manage, as agent for the Trust, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Basket purchases and redemptions and the payment of a Trust’s dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;

(x)	process any request from an Authorized Participant to change its account registration; and

(xi)	except as otherwise instructed by the Trust, the Transfer Agent shall process all transactions in the Trust in accordance with the procedures mutually agreed upon by the Trust and the Transfer Agent with respect to the proper net asset value to be applied to purchase orders received in good order by the Transfer Agent or by the Trust or any other person or firm on behalf of the Trust or from an Authorized Participant before cut-offs established by the Trust. The Transfer Agent shall report to the Trust any known exceptions to the foregoing.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	Perform certain customary services of a transfer agent and dividend disbursing agent.

(ii)	The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

(iii)	DTC and NSCC. The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Baskets in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Trust’s banks for the settlement of transactions between the Trust and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4	Authorized Persons. The Trust hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons of the Sponsor and other persons authorized by the Managing Owner, including the Distributor, as provided or agreed to by the Sponsor on behalf of the Trust and as may be amended from time to time, in receiving instructions to issue or redeem Baskets. The Trust agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Baskets received by it after the order cut-off time as set forth in the Prospectus or such earlier time as designated by the Trust (the “Order Cut-Off Time”), shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Trust’s then-effective Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Trust’s offering and sale of Baskets at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to Authorized Participants (referred to below as “investors”) in the Shares and Baskets and shall obtain and retain due diligence records for each such investor; (ii) use its best efforts to ensure that each investor’s funds used to purchase Baskets or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	State Transaction (“Blue Sky”) Reporting. If applicable, the Trust shall be solely responsible for its “blue sky” compliance and state registration requirements.

1.7	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, any Baskets, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, the Baskets, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.8	The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

2.	FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Transfer Agent shall be entitled to receive the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1	It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.7	It will promptly notify the Trust in the event that the Transfer Agent is for any reason unable to perform any of its obligations under this Agreement.

3.8	It will promptly notify the Trust, except as may be prohibited by applicable law, of any legal, regulatory or administrative proceedings that have been instituted, which would materially impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

3.9	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Transfer Agent’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

The Transfer Agent will notify the Trust promptly if any of the representations and warranties above cease to be true.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Transfer Agent that:

4.1	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement.

4.4	A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.5	It has all necessary right, title, intellectual property, licenses, consents and content as may be necessary for the Trust to operate as presently contemplated.

4.6	It will not hold any Digital Assets other than those specifically listed, if any, on Schedule A hereto. The term “Digital Assets” means an asset that is issued and/or transferred using distributed ledger or blockchain technology (“distributed ledger technology”), including, but not limited to, so-called “virtual currencies”, “coins” and “tokens” and with respect to which the Transfer Agent has agreed to provide services hereunder.

The Trust will notify the Transfer Agent promptly if any of the representations and warranties above cease to be true.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1	The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of the Trust. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its officers and trustees (references to officers and/or trustees of the Trust as used herein shall be deemed to include officers and/or trustees/directors of the Sponsor) and their agents, to:

(i)	use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Trust or such agents to have access only to those authorized transactions agreed upon by the Trust and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that are or become publicly available without breach of this Agreement; that are released for general disclosure by a written release by the Transfer Agent; or that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.4	If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Baskets or transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

6.	RESERVED

7.	STANDARD OF CARE / INDIRECT DAMAGES

7.1	Standard of Care. The Transfer Agent shall at all times act in good faith and without negligence and agrees to exercise the care and expertise of a leading provider of transfer agency services and use all reasonable efforts in performing the services under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its bad faith, negligence, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

7.2	Indirect Damages. Other than damages arising from a party’s fraud, neither party shall be liable for any special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

7.3	In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. For any partial first year, the annual cumulative liability hereunder shall be the Transfer Agent’s total compensation earned and fees payable hereunder during such partial first year on an annualized basis.

7.4	The Trust agrees and understands that Digital Assets are new forms of assets, that the law regarding their ownership, taxation, custody, and transfer is developing and uncertain, and that such assets pose certain risks that are not present in the case of more traditional asset classes; and the Trust further agrees and understands that the Transfer Agent will have no liability or responsibility for any obligations now or hereafter imposed on the Trust or the Sponsor or State Street as transfer agent to the Trust as a result of changes in the tax or other applicable law as they apply to Digital Assets.

7.5	The Transfer Agent’s services under this Agreement relate to the Shares, not the underlying holdings of the Trust, and the Agreement does not require the Transfer Agent to interact directly with Digital Assets or otherwise trade Digital Assets for the Trust. Further, unless otherwise agreed in writing between the parties, the Transfer Agent is not obligated to provide services under this Agreement to the extent the Trust holds any Digital Assets other than those listed on Schedule A.

8.	INDEMNIFICATION

8.1	The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit solely in connection with services under this Agreement in which the Transfer Agent or its affiliate is a named party), payments, expenses and liability directly arising out of or directly attributable to the following; provided, however, that the Trust shall not be obligated to indemnify the Transfer Agent hereunder if such loss, damage or liability is due to the Transfer Agent’s (i) breach of its standard of care as set forth in Section 7.1 or (ii) violation of applicable law or regulation pertaining to the transfer agency services:

(a)	All actions of the Transfer Agent required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)	The Trust’s lack of good faith, negligence or willful misconduct;

(c)	The reasonable reliance upon, and any subsequent reasonable use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent, including those received by machine readable input, facsimile, electronic instructions, or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any broker-dealer, third party administrator or previous transfer agent (including without limitation any confirmation received from the Trust, the Sponsor or any other authorized person as to the delivery by an Authorized Participant or its designee of required Digital Assets determined to be sufficient for the related issuance of Baskets); any instructions or requests of the Trust or any of its officers; or any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)	The offer or sale of Baskets in violation of federal or state securities laws or regulations requiring that such Baskets be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Baskets (except to the extent that such violation resulted directly from the Transfer Agent’s failure to comply with the instructions of the Trust or the Transfer Agent identifying the states and countries where the Shares of the Trust or the Funds are registered or exempt, and the number of Shares of each class registered with respect to each such state or country, as applicable.

(e)	The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent; the Transfer Agent shall assist the Trust and work with the Trust and the depositing and/or originating bank to mitigate the losses where possible; however, the Trust acknowledges that such mitigation is not a condition of this indemnity obligation;

(f)	Upon the Trust’s request, entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems; or

(g)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

8.2	At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel, provided however, with respect to the performance of any action or omission of any action upon such advice, the Transfer Agent shall be acting within the standard of care set forth in Section 7.1. The Transfer Agent shall promptly notify the Trust of the receipt of such advice. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

9.	ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT

9.1	Delivery of Documents. The Trust shall promptly furnish to the Transfer Agent the following:

(i)	A copy of the resolution of the Sponsor of the Trust certified by an officer authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

9.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be surrendered promptly to the Trust on and in accordance with its request. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

9.4	In performing the services hereunder, the Transfer Agent shall comply with the applicable provisions of the Trust’s current prospectus(es) and statement(s) of additional information, and effective amendments thereto. The Trust shall promptly provide the Transfer Agent with copies of such material as soon as available and, upon request, copies of any applicable resolutions by the Trust’s Board of Trustees which relate to the Shares.

9.5	The Transfer Agent will retain a firm of independent auditors to perform an annual review of certain internal controls and procedures employed by the Transfer Agent in its provision of the services and issue a standard System and Organization Controls 1 or equivalent report based on such review. The Transfer Agent will provide a copy of the report to the Trust upon request.

9.6	Business Continuity. The Transfer Agent shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Transfer Agent’s control. The Transfer Agent shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Transfer Agent believes consistent with other similarly situated providers of transfer agency services, for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Transfer Agent shall discuss with the Trust any business continuity/disaster recovery plan of the Transfer Agent and/or provide a high-level presentation summarizing such plan.

9.7	Cooperation with Accountants. The Transfer Agent shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

9.8	Insurance. The Transfer Agent shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Transfer Agent under this Agreement. Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Transfer Agent shall furnish to the Trust a summary of the Transfer Agent’s applicable insurance coverage.

10.	CONFIDENTIALITY

“Confidential Information” means all information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), or collected by a Receiving Party, under or pursuant to this Agreement that is marked "confidential", "restricted", "proprietary" or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret. The terms and conditions of this Agreement (including any related fee schedule or arrangement) and any fees will be treated as Confidential Information as to which each party is a Disclosing Party. Confidential Information will not include information that: (i) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement: (ii) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (iii) is independently developed by the Receiving Party without the use of other Confidential Information; (iv) is rightfully obtained on a non-confidential basis from a third party source. “Data” means any Confidential Information of the Trust relating to its holdings, transactions or other information that the Transfer Agent obtains with respect to the Trust in connection with the provision of the services under this Agreement or any other agreement.

Subject to this Section 10, Confidential Information will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party. Except as expressly contemplated by this Agreement, nothing in this Section 9 will limit the confidentiality and data-protection obligations of the Transfer Agent and its agents and affiliates under this Agreement and applicable law.

Subject to this Section 10, all Confidential Information, including Data, will be used by the Receiving Party for the purpose of providing or receiving services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement. The Transfer Agent and its affiliates may use Data to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information relating to other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution to or identification of such Data with the Trust or any Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement. The Trust acknowledges that the Transfer Agent may seek and realize economic benefit from the publication or distribution of the Indicators.

The Receiving Party may disclose the Disclosing Party's Confidential Information without the Disclosing Party’s consent to its attorneys, accountants, auditors, consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”), provided such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party for which the Representative has been retained and that are otherwise no less restrictive than the confidentiality obligations contained in this Agreement. The parties acknowledge that use of Confidential Information by a Representative to represent its other clients in dealing with the Disclosing Party would constitute a breach of this Section 10. Where the Transfer Agent is the Receiving Party, “Representatives” will include its affiliates and Service Providers (as defined below). The Transfer Agent may disclose and permit use (as applicable) of Confidential Information of the Trust without the Trust’s consent: (i) to its affiliates and any of its third-party agents and service providers (“Service Providers”) in connection with the provision of services, the discharge of its obligations under this Agreement or the carrying out of any Proper Instruction, including in accordance with the standard practices or requirements of any financial market utility and (ii) to its affiliates in connection with the management of the businesses of the Transfer Agent and its affiliates, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and marketing. The Transfer Agent shall cause any affiliate, agent or Service Provider to which it has disclosed Confidential Information pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Each party may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such Confidential Information must be disclosed under obligations of confidentiality. The Receiving Party may disclose the Disclosing Party's Confidential Information to the extent such disclosure is required to satisfy any legal requirement (including in response to court-issued orders, investigative demands, subpoenas or similar processes or to satisfy the requirements of any applicable regulatory authority). Each party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement, may immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach. Each party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives as though such party had used or disclosed such Confidential Information itself. In no event will the Transfer Agent allow representatives of its asset management division or affiliates engaged in asset management to have access to or to use Confidential Information of the Trust, including Data.

The Transfer Agent will employ reasonable safeguards designed to protect the Trust’s confidential information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards the Transfer Agent may choose to employ. If either party becomes aware of a breach of this confidentiality provision, it will notify promptly the other party of such breach and provide such details as it deems appropriate and in accordance with the standard of care hereunder regarding the extent of the breach of confidentiality.

To the extent reasonably possible, shareholder information made available to third parties by the Transfer Agent will be provided on a non-disclosed basis (that is, without information disclosing the identity of the shareholder). The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

The undertakings and obligations contained in this Section 10 shall survive the termination or expiration of this Agreement.

11.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending August 31, 2024 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, or (iii) based upon the Trust’s determination that there is a reasonable basis to conclude that the Transfer Agent is insolvent or that the financial condition of the Transfer Agent is deteriorating in any material respect. Termination of this Agreement with respect to any one particular Trust shall in no way affect the rights and duties under this Agreement with respect to the Trust.

As soon as reasonably practicable following the termination or expiration of this Agreement, the Transfer Agent agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the services or to such other person as the Trust may direct. If directed by the Trust, the Transfer Agent will provide the services hereunder until a replacement transfer agent is in place, for a reasonable period of time up to nine (9) months, subject to the terms of this Agreement, including compensation. The Transfer Agent will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Transfer Agent customarily charges for such assistance.

12.	Additional TRUSTS

In the event that any entity in addition to those listed on Schedule A hereto desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, which shall not be unreasonably withheld, such entity shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof.

13.	assignment

This Agreement may not be assigned by (a) the Trust without the written consent of the Transfer Agent or (b) by the Transfer Agent without the written consent of the Trust, except that the Transfer Agent may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Transfer Agent.

14.	DELEGATION

The Transfer Agent shall have the right, without prior notice to or the consent the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated (each, a “Delegate”), to provide or assist it in the provision of any part of the services provided pursuant to this Agreement, other than services required by applicable law to be performed by the Transfer Agent itself. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act. The Transfer Agent will be liable to the Trust for the acts and omissions of its Delegates as if it had committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Transfer Agent shall be responsible for the compensation of its Delegates. The term Delegate does not include third-party authorized data sources, or suppliers of information technology or related services, and the Transfer Agent shall have no liability for their acts or omissions; provided, however, the foregoing is not intended to, and shall not, limit or modify the Transfer Agent’s provision of services and related obligations hereunder. The Transfer Agent will provide or make available to the Trust on a quarterly or other periodic basis information regarding its global operating model for the delivery of the services, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time. Nothing in this paragraph shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services, provided, the Transfer Agent will be liable to the Trust for the acts and omissions of such affiliates and third parties as if it had committed such acts and omissions itself and the Transfer Agent shall be responsible for the compensation of any such affiliates and third parties.

15.       miscellaneous

15.1	Amendment. This Agreement may be amended by a written agreement executed by both parties.

15.2	New York Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

15.3	Force Majeure.

(a)       Except as may arise from the Transfer Agent’s failure to exercise its standard of care, the Transfer Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

(b)       The Trust shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

15.4	Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition. Any waiver must be in writing signed by the waiving party.

15.9	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

15.12	Notices. Unless otherwise specified, all notices, requests, claims, demands and other communications under this Agreement (other than routine operational communications) will be in writing and will be taken to have been given when: (i) delivered by hand; or (ii) on the next Business Day after being sent by e-mail (unless the sender received an automated message that the e-mail has not been delivered); (iii) on the next Business Day after being sent by overnight courier service for next Business Day delivery; or (iv) on the third Business Day after being sent by registered or certified mail, return receipt requested, in each case to the respective parties hereto at the following addresses, or such other address or e-mail address as a party may specify by written notice from time to time:

(a)       If to Transfer Agent, to:

State Street Bank and Trust Company

1 Iron Street, 5th Floor

Boston, MA 02210

Attention: Transfer Agency Compliance

With a copy to:

State Street Bank and Trust Company

Legal Division – Institutional Services Americas

One Congress Street

Boston, MA 02114

Attention: Senior Vice President and Senior Managing Counsel

(b)       If to the Trust, to:

WisdomTree Bitcoin Fund

245 Park Avenue, 35th Floor

New York, NY 10167

Attn: Legal Department

Email: legalnotice@wisdomtree.com

15.13	Limitation of Liability of the Trustees and Shareholders. This Agreement is executed by the Sponsor on behalf of the Trust and the obligations hereunder are not binding upon, as applicable, any of the directors/trustees, officers or shareholders of the Trust (or its Sponsor) individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Trust under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, the Trust and shall be payable solely from the available assets of such particular Trust and shall not be binding upon or affect any assets of any other Trust (or its Sponsor).

15.14	Liability of Trust. The use of a single form of agreement referring to multiple Trusts listed on Schedule A hereto is for ease of administrative purposes only. Transfer Agent and each Trust listed on Schedule A to this Agreement shall be deemed for all purposes to have entered into and executed a separate Agreement. The assets and liabilities of each Trust listed on Schedule A are separate and distinct; the obligations of or arising out of this Agreement are binding solely upon the assets or property of each Trust, on whose behalf this Agreement has been executed.

[signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/Jason Becker
Name:	Jason Becker
Title:	Senior Vice President

Each EXCHANGE-TRADED FUND

Identified on Schedule A hereto

By: WisdomTree Digital Commodity Services, LLC, in its capacity as Sponsor

By:	/s/ Jeremy Schwartz
Name:	Jeremy Schwartz
Title:	Chief Executive Officer

TRANSFER AGENCY AND SERVICE AGREEMENT

SCHEDULE A

Listing of Trust(s)

WisdomTree Bitcoin Fund

•	For the avoidance of doubt, the Transfer Agent will provide services to the Trust only to the extent that the Digital Assets which the Trust holds are included on the list below:

Bitcoin

A-1